Chuy’s Holdings, Inc. Names John Mountford Chief Operating Officer

AUSTIN, TX - September 14, 2018 - Chuy’s Holdings, Inc. (NASDAQ: CHUY) today announced that John Mountford has been promoted to Chief Operating Officer, effective September 11, 2018.

“I am very pleased to promote John to the role of Chief Operating Officer” said Steve J. Hislop, Chuy’s Chief Executive Officer. “For the past eight years, John has consistently proved his leadership and operational acumen, including most recently overseeing our culinary/back of the house operations and ensuring that our food quality is consistent and true to the Chuy’s legacy. As a seasoned and trusted leader, I am confident that John will continue to inspire our teams to provide the exceptional service and food quality that our guests have come to expect.”

John Mountford, age 56, has served as the Company's Vice President of Culinary Operations since 2016. He joined the Company in 2010 and served as an Area Supervisor of Operations from 2010 to 2013 and as a Director of Culinary Operations from 2013 to 2016.

Prior to joining the Company, John was with Sam Seltzers Steak House from 2006 to 2010. He served as President and Chief Executive Officer from 2007 to 2010 and Vice President of Operations from 2006 to 2007. Prior to Sam Seltzers, John served in various operational leadership positions, including Vice President of Culinary Operations for Cooker Bar and Grill, and Director of Culinary Operations for Houston’s Restaurants where he opened over 30 new restaurants.

About Chuy’s
Founded in Austin, Texas in 1982, Chuy’s owns and operates 98 full-service restaurants across 19 states serving a distinct menu of authentic, made from scratch Tex-Mex inspired dishes. Chuy’s highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, “unchained” look and feel, as expressed by the concept’s motto “If you’ve seen one Chuy’s, you’ve seen one Chuy’s!”. For further information about Chuy’s, including the nearest location, visit the Chuy’s website at www.chuys.com.

Investor Relations
Fitzhugh Taylor
203-682-8261
investors@chuys.com